Exhibit 99.1

TELETECH ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011

FINANCIAL RESULTS

Achieves Full Year 2011 Revenue of $1.18 Billion;

Repurchases $64 Million of Common Stock in 2011;

Signs $85 Million of New Business in the Fourth Quarter 2011;

Reaffirms Commitment to Its Longer-term Financial Goals

ENGLEWOOD, Colo., Feb. 28, 2012 — TeleTech Holdings, Inc. (NASDAQ: TTEC), a leading global provider of technology-enabled customer engagement and experience solutions, today announced financial results for the fourth quarter and fiscal year ended December 31, 2011.  The Company also filed its Annual Report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2011.

“During 2011, we continued to execute on our mission to build the premier, next generation customer experience delivery platform,” said Ken Tuchman, TeleTech chairman and chief executive officer.  “The nearly doubling of our global client base to 175 in 2011 is testament to our ability to address the evolving needs of our clients through our ongoing commitment to innovation and investment in our higher-growth businesses.  We continue to deliver data-driven, technology-rich solutions that effectively grow, serve and retain an increasingly mobile, social and demanding customer base.  These expanded offerings enabled us to add 41 new clients, up from 14 new clients in 2010, and sign $355 million in annualized new business in 2011, up 18 percent over the amount signed during 2010.  Our new business wins reflect a solid mix of solutions from our expanding portfolio and create a much larger client base to leverage going forward.”

2011 FINANCIAL HIGHLIGHTS

•      Full year 2011 revenue increased 7.7 percent to $1.18 billion compared to $1.09 billion in 2010.

•      Full year 2011 income from operations increased 26.7 percent to $93.5 million or 7.9 percent of revenue compared to $73.7 million or 6.7 percent of revenue in 2010.

•      Full year 2011 fully diluted earnings per share attributable to shareholders increased 58.0 percent to $1.28 compared to $0.81 in 2010.

•      Full year 2011 annualized new business signings increased 18.3 percent to $355 million compared to $300 million of new signings in 2010.

•      Approximately 17 percent of TeleTech’s full year 2011 revenue came from its continuing revenue diversification efforts into higher-growth businesses.

Investor Contact	Media Contact
Karen Breen	Jeanna Blatt
303.397.8592	303.397.8507

•      TeleTech’s digital sales and marketing services business organically grew 21.1 percent to $95.6 million in 2011.

•      TeleTech’s technology solutions business grew to $66.4 million in 2011, complemented by the acquisition of certain assets of eLoyalty Corporation in late May 2011.

•      Full year 2010 revenue included $80.7 million of revenue from the technology-enabled solution delivered for the decennial U.S. Census program in 2010.

•      Full year 2011 income from operations included $3.9 million of restructuring and asset impairments along with $1.1 million of acquisition-related expenses.

•      Full year 2011 tax expense included a one-time net tax benefit of $4.7 million.

FOURTH QUARTER 2011 FINANCIAL HIGHLIGHTS

•      Fourth quarter 2011 revenue increased 7.2 percent to $300.5 million compared to $280.4 million in the fourth quarter 2010.

•      Fourth quarter 2011 revenue decreased 1.2 percent compared to $304.2 million in the third quarter 2011 reflecting a negative foreign currency impact of $6.0 million due to the strengthening of the U.S. dollar.

•      Fourth quarter 2011 income from operations increased 35.7 percent to $20.8 million or 6.9 percent of revenue compared to $15.3 million or 5.5 percent of revenue in the fourth quarter 2010.

•      Fourth quarter 2011 fully diluted earnings per share attributable to TeleTech shareholders was 28 cents compared to 7 cents in the fourth quarter 2010.

•      During the fourth quarter 2011 TeleTech signed an estimated $85 million in annualized revenue from both new and expanding client relationships.

•      Income from operations for the fourth quarter 2011 included $1.4 million of restructuring charges.

•      Fourth quarter 2011 income from operations was adversely impacted by higher than normal operational severance expense as TeleTech undertook steps to exit certain unprofitable clients, programs and geographies.

STRONG BALANCE SHEET CONTINUES TO FUND OPERATIONS, STRATEGIC ACQUISITIONS AND SHARE REPURCHASES

•      As of December 31, 2011, TeleTech had cash and cash equivalents of $156.4 million, $64.0 million of borrowings on its credit facility and total other debt of $2.4 million, resulting in a net positive cash position of $90.0 million. TeleTech had $281.5 million of additional borrowing capacity available under its revolving credit facility as of December 31, 2011.

•      Cash flow from operations in the fourth quarter 2011 increased by $59.8 million to $74.3 million from $14.5 million in the fourth quarter 2010.

•      Capital expenditures in the fourth quarter 2011 were $17.1 million compared to $9.4 million in the fourth quarter 2010. Capital expenditures for full year 2011 were $38.3 million compared to $26.8 million in 2010. The higher capital expenditures are primarily related to select expansion of capacity in line with TeleTech’s 2011 new business wins as well as increased investment in its technology-based offerings.

•      TeleTech repurchased approximately 340,000 shares of common stock during the fourth quarter 2011 for a total cost of $5.3 million.  For the full year 2011, TeleTech repurchased 3.4 million shares for a total of $63.7 million.  As of December 31, 2011, there was approximately $31.7 million authorized for future share repurchases.  TeleTech’s Board of Directors has approved an additional authorization of $25 million to increase authorized future share repurchases to $56.7 million as of December 31, 2011.

BUSINESS OUTLOOK

As TeleTech remains sharply focused on achieving its 2014 longer term goals outlined below, the Company plans to take the appropriate steps in 2012 to continue to build a stronger, more profitable company going forward.

“Our path forward is intentional and deliberate,” noted Tuchman. “Over the last three decades we have led the market in setting new standards for technological innovations around the customer experience.  We are now accelerating that strategy and increasing our investments in scalable, high growth platforms and geographies.  We will build deep, intimate relationships with our clients by enabling them to build stronger, more loyal and profitable customer relationships and by linking their success to ours.  We believe these actions will place us on a solid path to achieve our previously stated 2014 financial and revenue diversification goals.”

•      TeleTech has initiated plans to exit certain unprofitable markets and programs, which is expected to reduce 2012 revenue by approximately $100 to $115 million while positively impacting operating income by approximately $10 to $12 million on an annualized basis when fully realized.  These actions will result in asset impairment and restructuring costs estimated to be in the range of $15 to $18 million during 2012.

•      TeleTech expects 2012 revenue will range between $1.15 billion and $1.2 billion.  The estimated revenue reduction from its decision to exit certain unprofitable markets, discussed above, is expected to be offset by growth in both existing and new client relationships.

TeleTech expects 2012 operating margin will increase from 2011 and range between 8.5 and 9.0 percent, before any unusual charges. Up to 60 percent of the estimated $10 to $12 million annualized benefit from its decision to exit certain unprofitable markets, discussed above, is expected to be realized during 2012 with the remainder realized in 2013.

LONGER-TERM FINANCIAL GOALS

•      TeleTech reaffirms its goal to achieve approximately $1.6 billion in revenue by the end of 2014 through a combination of both organic growth and strategic acquisitions.

•      TeleTech continues to expect revenue from its higher-growth businesses to increase to approximately 25 percent of total 2014 revenue thereby improving operating margin to an estimated range between 11 and 12 percent by 2014.

SEC FILINGS

The company’s filings with the Securities and Exchange Commission are available in the “Investors” section of TeleTech’s website, which can be found at www.teletech.com.

CONFERENCE CALL

A conference call and webcast with management will be held on Wednesday, February 29, 2012 at 8:30 a.m. Eastern Time. You are invited to join a live webcast of the conference call by visiting the “Investors” section of the TeleTech website at www.teletech.com.  If you are unable to participate during the live webcast, a replay will be available on the TeleTech website through Wednesday, March 14, 2012.

NON-GAAP FINANCIAL MEASURES

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP) in the United States, the Company uses the following non-GAAP financial measures: Free Cash Flow, Non-GAAP Income from Operations, Non-GAAP EBITDA and Non-GAAP EPS. TeleTech believes that providing these non-GAAP financial measures provides investors with greater transparency to the information used by TeleTech’s management in its financial and operational decision making and allows investors to see TeleTech’s results “through the eyes” of management. TeleTech also believes that providing this information better enables TeleTech’s investors to understand its operating performance and information used by management to evaluate and measure such performance. These financial measures are not intended to be used in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.  A reconciliation of these non-GAAP financial measures is available in the financial tables attached to this press release. We also encourage all investors to read our Annual Report on Form 10-K for the year ended December 31, 2011.

ABOUT TELETECH

For nearly 30 years, TeleTech and its subsidiaries have helped the world’s most successful companies design, build, implement and manage superior customer experiences across the customer lifecycle in order to drive shareholder value.  As the go-to partner for the Global 1000, the TeleTech group of companies delivers technology-based solutions that maximize revenue, transform customer experiences and optimize business processes.  From strategic consulting to operational execution, our more than 42,000 employees drive success for clients in the communications and media, financial services, government, healthcare, technology, transportation and retail industries. Our companies deliver award-winning integrated solutions in support of customer innovation, revenue generation, technology innovation, enterprise innovation, learning innovation and strategic management consulting. For additional information, please visit www.teletech.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release that relate to future results and events (including statements about future financial and operating performance) are forward-looking statements based on TeleTech’s current expectations. Actual results and events in future periods could differ materially from those projected in these forward-looking statements because of a number of risks and uncertainties including: achieving estimated revenue from new, renewed and expanded client business as volumes may not materialize as forecasted, especially due to the global economic slowdown; achieving profit improvement in our International BPO operations; the ability to close and ramp new business opportunities that are currently being pursued or that are in the final stages with existing and/or potential clients; our ability to execute our growth plans, including the successful integration of acquired companies and the sales of new products; the possibility of lower revenue or price pressure from our clients experiencing a business downturn or merger in their business; greater than anticipated competition in the BPO services market, causing adverse pricing and more stringent contractual terms; risks associated with losing or not renewing client relationships, particularly large client agreements, or early termination of a client agreement; the risk of losing clients due to consolidation in the industries we serve; consumers’ concerns or adverse publicity regarding our clients’ products; our ability to find cost-effective locations, obtain favorable lease terms and build or retrofit facilities in a timely and economic manner; risks associated with business interruption due to weather, fires, pandemic, or terrorist-related events; risks associated with attracting and retaining cost-effective labor at our delivery centers; the possibility of asset impairments and restructuring charges; risks associated with changes in foreign currency exchange rates; economic or political changes affecting the countries in which we operate; changes in accounting policies and practices promulgated by standard setting bodies; and new legislation or government regulation that adversely impacts our tax obligations, health care costs or the BPO and customer management industry. A detailed discussion of these and other risk factors that could affect our results is included in TeleTech’s SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2011.  The Company’s filings with the Securities and Exchange Commission are available in the “Investors” section of TeleTech’s website, which is located at www.teletech.com.  All information in this release is as of February 28, 2012. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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TELETECH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenue	$300,538	$280,448	$1,179,388	$1,094,906

Operating Expenses:
Cost of services	218,088	202,889	848,362	789,697
Selling, general and administrative	50,273	42,091	188,802	165,812
Depreciation and amortization	10,061	12,096	44,889	50,218
Restructuring charges, net	1,353	7,124	3,651	13,476
Impairment losses	—	952	230	1,958
Total operating expenses	279,775	265,152	1,085,934	1,021,161

Income From Operations	20,763	15,296	93,454	73,745

Other income (expense)	279	808	(1,900)	8,224

Income Before Income Taxes	21,042	16,104	91,554	81,969

Provision for income taxes	(3,797)	(10,720)	(13,279)	(28,431)

Net Income	17,245	5,384	78,275	53,538

Net income attributable to noncontrolling interest	(1,132)	(869)	(4,101)	(3,664)

Net Income Attributable to TeleTech Shareholders	$16,113	$4,515	$74,174	$49,874

Net Income Per Share Attributable to TeleTech Shareholders

Basic	$0.29	$0.08	$1.31	$0.83

Diluted	$0.28	$0.07	$1.28	$0.81

Income From Operations Margin	6.9%	5.5%	7.9%	6.7%
Net Income Attributable to TeleTech Shareholders Margin	5.4%	1.6%	6.3%	4.6%
Effective Tax Rate	18.0%	66.6%	14.5%	34.7%

Weighted Average Shares Outstanding
Basic	56,309	58,690	56,669	60,361
Diluted	57,500	60,369	57,963	61,792

TELETECH HOLDINGS, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(In thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenue:
North American BPO	$219,589	$198,839	$832,414	$824,265
International BPO	80,949	81,609	346,974	270,641
Total	$300,538	$280,448	$1,179,388	$1,094,906

Income (Loss) From Operations:
North American BPO	$22,872	$16,778	$82,695	$83,762
International BPO	(2,109)	(1,482)	10,759	(10,017)
Total	$20,763	$15,296	$93,454	$73,745

TELETECH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$156,371	$119,385
Accounts receivable, net	243,636	233,706
Other current assets	78,275	71,125
Total current assets	478,282	424,216

Property and equipment, net	100,321	105,528
Other assets	168,375	130,879

Total assets	$746,978	$660,623

LIABILITIES AND EQUITY
Total current liabilities	$170,011	$172,251
Other long-term liabilities	106,720	33,554
Total equity	470,247	454,818

Total liabilities and equity	$746,978	$660,623

TELETECH HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010

Reconciliation of Gross Margin:

Revenue	$300,538	$280,448	$1,179,388	$1,094,906
Cost of services	218,088	202,889	848,362	789,697
Gross margin	$82,450	$77,559	$331,026	$305,209

Gross margin percentage	27.4%	27.7%	28.1%	27.9%

Reconciliation of EBIT & EBITDA:

Net Income attributable to TeleTech shareholders	$16,113	$4,515	$74,174	$49,874
Interest income	(782)	(498)	(3,064)	(2,129)
Interest expense	1,304	949	5,118	3,161
Provision for income taxes	3,797	10,720	13,279	28,431
EBIT	$20,432	$15,686	$89,507	$79,337

Depreciation and amortization	10,061	12,096	44,889	50,218

EBITDA	$30,493	$27,782	$134,396	$129,555

Reconciliation of Free Cash Flow:

Cash Flow From Operating Activities:
Net income	$17,245	$5,384	$78,275	$53,538
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,061	12,096	44,889	50,218
Other	46,991	(2,981)	(9,365)	30,699
Net cash provided by operating activities	74,297	14,499	113,799	134,455

Less - Total Capital Expenditures	17,144	9,409	38,310	26,800

Free Cash Flow	$57,153	$5,090	$75,489	$107,655

Reconciliation of Non-GAAP Income from Operations:

Income from Operations	$20,763	$15,296	$93,454	$73,745
Restructuring charges, net	1,353	7,124	3,651	13,476
Impairment losses	—	952	230	1,958
Acquisition related expenses	57	—	1,123	—

Non-GAAP Income from Operations	$22,173	$23,372	$98,458	$89,179

Reconciliation of Non-GAAP EPS:

Net Income attributable to TeleTech shareholders	$16,113	$4,515	$74,174	$49,874
Add: Asset impairment and restructuring charges, net of related taxes	947	5,346	2,724	10,519
Add: Acquisition related expenses, net of related taxes	34	—	674	—
Add: Changes in judgement for uncertain tax positions recorded in prior periods	(152)	—	(4,721)	—
Add: Tax from dividends and increase in valuation allowances	—	6,741	—	6,741
Less: Gain on settlement of legal claim, net of related taxes	—	—	—	(3,542)

Non-GAAP Net Income attributable to TeleTech shareholders	$16,942	$16,602	$72,851	$63,592

Diluted shares outstanding	57,500	60,369	57,963	61,792

Non-GAAP EPS attributable to TeleTech shareholders	$0.29	$0.28	$1.26	$1.03

Reconciliation of Non-GAAP EBITDA:

Net Income attributable to TeleTech shareholders	$16,113	$4,515	$74,174	$49,874
Interest income	(782)	(498)	(3,064)	(2,129)
Interest expense	1,304	949	5,118	3,161
Provision for income taxes	3,797	10,720	13,279	28,431
Depreciation and amortization	10,061	12,096	44,889	50,218
Asset impairment and restructuring charges	1,353	8,076	3,881	15,434
Acquisition related expenses	57	—	1,123	—
Equity-based compensation expenses	4,294	3,395	15,856	13,372

Non-GAAP EBITDA	$36,197	$39,253	$155,256	$158,361